EXHIBIT 10.4
(English Translation)

Gas pipeline project agreement

Part A: Hunchun Real Estate Bureau
Part B: Hunchun SingOcean

The duty of Part A:

1.	Under Part A’s agreement, Part B can do the construction of gas pipeline facilities according to National regulations of gas pipeline.

2.	Part A shall help Part B to get all approves of local government.

3.	Part A shall provide Part B all the building-schedule of residence apartments, public projects.

4.	Part A provides the water, electricity for project; Part B assumes the expense.

5.	Part A provides Part B the construction site, and solves the possible disputes.

6.	Part A is responsible for maintenance and safety of its pipeline, in the events of accidents caused by Part A, Part A assumes the loss.

7.	Part A can not change the locations of any pipelines and facilities without Part B’s agreement.

8.	In the events of any other projects disturbing the Part B, Part A shall notice Part B 10 days ahead.

9.	After project finished, Part A shall pay the connection fee (RMB2600/Household) to Part B.

The duty of Part B:

1.	Part B will do the project according to the National regulations of Gas Pipeline.

2.	Part B assures provide Part A the national standard natural gas, the heat and pressure of pipeline. Keeping Part A’s equipment running normally.

3.
In the events of Part B stops provide gas to Part A because of equipment accidents or temporary maintenance, Part B shall notice Part A immediately. Part A shall take all the necessary measures to minimize the loss.

4.	In the events of stopping gas providing caused by Part B’s fault, Part B assumes the loss of Part A according to Contract.

5.	Part B owns the property right of pipeline and facilities.

Each of the parties shall retain two original.